Exhibit 3.1
Amendment No. 1
To Amended and Restated Bylaws of Tier Technologies, Inc.

WHEREAS, the Board of Directors (the “Board”) of the Company recognizes that the SEC and Nasdaq has approved regulations that will allow for securities to be listed on a Direct Registration System (“DRS”);

WHEREAS, a DRS provides for electronic direct registration of eligible securities in an investor’s name on the books of the transfer agent or issuer and allows shares to be transferred between a transfer agent and broker;

WHEREAS, the Company’s Amended and Restated Bylaws (the “Bylaws”) are silent on the issue of uncertificated shares;

WHEREAS, the Company wishes to adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates;

WHEREAS, the Board is authorized by its Bylaws to amend its Bylaws on this issue without shareholder approval; and

WHEREAS, the Board now desires to make such amendment to provide for the issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates;

NOW, THEREFORE, BE IT HEREBY RESOLVED, that the following Sections 4.2 and 4.3 supersede Sections 4.2 and 4.3, respectively, of the Company’s Bylaws in their entirety:

           “4.2   Stock Certificates; Uncertificated Shares.  The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares.  Every holder of stock of the corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, representing the number of shares held by such holder registered in certificate form.  Each such certificate shall be signed in a manner that complies with Section 158 of the General Corporation Law of the State of Delaware.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 202(a) or 218(a) of the General Corporation Law of the State of Delaware or, with respect to Section 151 of General Corporation Law of the State of Delaware, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

           4.3   Transfers.  Shares of stock of the corporation shall be transferable in the manner prescribed by law and in these Bylaws.  Transfers of shares of stock of the corporation shall be made only on the books of the corporation or by transfer agents designated to transfer shares of stock of the corporation.  Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require.  Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these Bylaws.”

Adopted by the Board of Directors on May 15, 2007